Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Announces 7% Increase In Quarterly Dividend

And Increase In Share Repurchase Authorization To $150 Million

Cambridge, Mass., February 13, 2013. . . Forrester Research, Inc. (Nasdaq: FORR) today announced that its board of directors has authorized an increase to its regular quarterly cash dividend to $0.15 per share. The next quarterly dividend is payable on March 20, 2013, to shareholders of record on March 6, 2013. The company also announced that its board of directors authorized a $50 million increase in the company’s stock repurchase program, bringing the total available share repurchase authorization to approximately $150 million. The company intends to engage an investment banker to assist it in exploring alternative means to accelerate the company’s share repurchase program. As of December 31, 2012, Forrester had approximately 22.3 million shares outstanding.

“Our business model remains strong, and combined with our focus on disciplined business execution, we believe our share price is undervalued based on our recent performance,” said Michael Doyle, chief financial officer. “Our sizable cash reserve enables us to pay quarterly dividends and buy back shares while continuing to invest in our business.”

About Forrester Research

Forrester Research, Inc. (Nasdaq: FORR) is an independent research company that provides pragmatic and forward-thinking advice to global leaders in business and technology. Forrester works with professionals in 17 roles at major companies providing proprietary research, customer insight, consulting, events, and peer-to-peer executive programs. For more than 29 years, Forrester has been making IT, marketing, and technology industry leaders successful every day. For more information, visit www.forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the amount and payment of dividends by Forrester, Forrester’s plans for repurchase of its stock, and Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Dividend declarations are at the discretion of Forrester’s board of directors, and plans for future dividends may be revised by the board at any time. The specific timing, amount, and pricing of share repurchases depends upon market conditions and other factors, and the share repurchase program may be modified or terminated by Forrester’s board of directors at any time. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617.613.6000

mdoyle@forrester.com

Jon Symons

Vice President, Corporate Communications

Forrester Research, Inc.

+1 617.613.6104

press@forrester.com

©2013, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.